UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 18, 2011 (February 14, 2011)

HOLLY ENERGY PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32225 (Commission File Number)	20-0833098 (I.R.S. Employer Identification Number)

100 Crescent Court, Suite 1600 Dallas, Texas (Address of principal executive offices)		75201-6915 (Zip code)
Registrant’s telephone number, including area code: (214) 871-3555
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Second Amended and Restated Credit Agreement
     On February 14, 2011, Holly Energy Partners — Operating, L.P. (the “Borrower”), a wholly-owned subsidiary of Holly Energy Partners, L.P. (the “Partnership”), entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”) with Wells Fargo Bank, N.A., as administrative agent and an issuing bank, Union Bank, N.A., as syndication agent, BBVA Compass Bank and U.S. Bank N.A., as co-documentation agents, and certain other lenders. The Credit Agreement amends and restates the existing senior secured credit agreement of the Borrower in its entirety.
     The Credit Agreement provides for a five-year senior secured revolving credit facility that may be used for revolving credit loans and letters of credit from time to time in an initial maximum principal amount not to exceed $275 million. The sublimit for letters of credit under the Credit Agreement is $50 million. The Credit Agreement is available to fund capital expenditures, investments, acquisitions, distribution payments and working capital, to repay or repurchase our 6.25% senior notes maturing March 1, 2015 and for general partnership purposes. As of the date hereof, the Borrower had $175 million outstanding under the Credit Agreement, with no outstanding letters of credit.
     The Borrower has the right to request an increase in the maximum amount of the Credit Agreement, up to $100,000,000. The request will become effective if (a) certain customary conditions specified in the Credit Agreement are met and (b) one or more existing lenders under the Credit Agreement or other financial institutions approved by the administrative agent commit to lend the increased amounts under the Credit Agreement.
     The Borrower’s obligations under the Credit Agreement are secured by substantially all of the assets of the Borrower and its material, wholly-owned subsidiaries. Indebtedness under the Credit Agreement is recourse to the Partnership and HEP Logistics Holdings, L.P., the Partnership’s general partner (our “General Partner”), and guaranteed by the material, wholly-owned subsidiaries of the Borrower.
     The Borrower may prepay all loans at any time without penalty, except for payment of certain breakage and related costs.
     Indebtedness under the Credit Agreement bears interest, at the Borrower’s option, at either (a) the reference rate as announced by the administrative agent plus an applicable margin (ranging from 1.00% to 2.00%) or (b) at a rate equal to the London Interbank Offered Rate (“LIBOR”) plus an applicable margin (ranging from 2.00% to 3.00%). In each case, the applicable margin is based upon the ratio (the “Total Leverage Ratio”) of our funded debt (as defined in the Credit Agreement) to EBITDA (earnings before interest, taxes, depreciation and amortization, as defined in the Credit Agreement). The Borrower incurs a commitment fee on the unused portion of the Credit Agreement at a rate ranging from 0.375% to 0.50% based upon the Total Leverage Ratio for the four most recently completed fiscal quarters. The Credit Agreement matures on February 14, 2016; provided that the Credit Agreement will expire on September 1, 2014 in the event that, on or prior to such date, our 6.25% senior notes maturing March 1, 2015 have not been repurchased, refinanced, extended or repaid. At that time, the Credit Agreement will terminate and all outstanding amounts thereunder will be due and payable.
     The Credit Agreement imposes certain requirements, including: limitations on distributions to the Partnership; limitations on our ability to incur debt, make loans, acquire other companies, change the nature of our business, enter a merger or consolidation, or sell assets; and covenants that require maintenance of a specified EBITDA to interest expense ratio, total debt to EBITDA ratio and senior debt to EBITDA ratio.
     Upon the occurrence, and during the continuance, of an event of default, including but not limited to nonpayment of principal when due, failure to perform or observe certain terms, covenants or agreements under the Credit Agreement, and certain defaults of other indebtedness, the administrative agent may terminate the obligation of the lenders under the Credit Agreement to make advances and issue letters of credit and declare any outstanding obligations under the Credit Agreement immediately due and payable. In addition, in the event of insolvency (as defined in the Credit Agreement), the obligation of each lender to make advances and issue letters of credit shall automatically terminate and any outstanding obligations under the Credit Agreement shall immediately become due and payable.
     The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Indemnification Agreements
     On February 14, 2011, the Board of Directors (the “Board”) of Holly Logistic Services, L.L.C. (“HLS”), which is the general partner of our General Partner, adopted a form of indemnification agreement (the “Indemnification Agreement”) to be entered into by the Partnership with certain officers and each director of HLS (each, an “Indemnitee”). It is anticipated that the indemnification agreements previously entered into between Holly Corporation (“Holly”) and each of David G. Blair, President of HLS, and Mark T. Cunningham, Vice President, Operations of HLS, will be terminated and, upon such termination, that each of Messrs. Blair and Cunningham will enter into an Indemnification Agreement with the Partnership.
     Each Indemnification Agreement generally requires the Partnership to indemnify each Indemnitee for liabilities incurred to the fullest extent permitted by applicable law. Also, as permitted under applicable law, the Indemnification Agreement requires the Partnership to advance reasonable expenses in defending any action provided that the Indemnitee shall reimburse the Partnership for the amounts if the Indemnitee ultimately is determined not to be entitled to indemnification from the Partnership. The Partnership will also indemnify each Indemnitee for costs and expenses in any action to establish Indemnitee’s right to indemnification, whether or not Indemnitee ultimately prevails, subject to certain exceptions. In general, the disinterested directors on the Board have the authority to determine each Indemnitee’s right to indemnification. However, such determination may also be made by independent legal counsel if (i) there are no disinterested directors on the Board, (ii) the Board so elects or (iii) a change in control or potential change in control has occurred and Indemnitee so elects. The Indemnification Agreement requires, subject to certain exceptions, that each Indemnitee be covered by any insurance policy providing for directors’ and officers’ liability insurance coverage maintained by the Partnership or HLS to the extent coverage for such Indemnitee under such policy is available on commercially reasonable terms. The Indemnification Agreement also limits the period in which the Partnership can bring an action against the Indemnitee to two years, subject to certain exceptions.
     The foregoing description of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Indemnification Agreement, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth in Item 1.01 regarding the Credit Agreement is incorporated into this Item 2.03 by reference.

Item 5.02(e)	Compensatory Arrangements with Certain Officers.
     On February 14, 2011, the Board approved and adopted the Holly Energy Partners, L.P. Change in Control Agreement Policy (the “Policy”) and the related form of Change in Control Agreement (the “CIC Agreement”) to be entered into between the Partnership and certain officers of HLS. The terms and procedures of the Policy reflect the recommendation of the Board’s Compensation Committee. Under the Policy, employees of HLS at pay grades 34 and above will receive a CIC Agreement either upon hire or promotion to an eligible pay grade level at the benefit level described in the table below. However, no eligible individual will be entitled to the benefits described in the table below unless or until the individual timely executes a CIC Agreement in accordance with the procedures established by the chief executive officer of HLS. It is anticipated that change in control agreements previously entered into between Holly and Messrs. Blair and Cunningham will be terminated and, upon such termination, that each of Messrs. Blair and Cunningham will enter into a CIC Agreement with the Partnership in accordance with the Policy.
     The term of each CIC Agreement ends on January 31, 2014, regardless of the date on which an officer enters into a CIC Agreement. On January 31, 2014 (and on each subsequent January 31), the term of the CIC Agreements will be automatically extended for one additional year, unless the Partnership gives notice to each officer 60 days prior to the automatic extension date. Generally, the CIC Agreements provide that if in connection with or within two years after a “Change in Control” (as defined in the CIC Agreements) (1) the officer is terminated without “Cause,” leaves voluntarily for “Good Reason” (as each such term is defined in the CIC Agreements), or is terminated as a condition of the occurrence of the transaction constituting the “Change in Control,” and (2) the officer is not offered employment with Holly, HLS, the General Partner, the Partnership or any of their affiliates on substantially the same terms in the aggregate as his previous employment within 30 days after such termination, then the officer will receive the following cash severance amounts paid by the Partnership: (i) a cash payment equal to his accrued and unpaid salary, reimbursement of expenses, and accrued vacation pay, and (ii) a lump sum amount equal to the multiple applicable to his pay grade specified in the table below times (A) his annual base salary as of his date of termination or the date immediately prior to the “Change in Control,” whichever is greater, and (B) his annual bonus amount, calculated as the average annual bonus paid to him for the prior three years. In addition, the officer (and his dependents, as applicable) will receive a continuation of his medical and dental benefits for the number of years applicable to his pay grade indicated in the table below. All payments and benefits due under the CIC Agreement are conditioned on execution and nonrevocation by the officer of a release for the benefit of the Partnership, Holly, HLS and their related entities and agents.
     If amounts payable to an officer under the CIC Agreement (or pursuant to any other arrangement or agreement with Holly, HLS or the Partnership that are payable as a result of a change in ownership or control) (collectively, the “Payments”) exceed the amount allowed under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), for such officer by 10% or more, the Partnership will pay the officer a tax gross up (a “Gross Up”) in an amount necessary to allow the officer to retain (after all regular income and any excise taxes imposed on golden parachute payments) a net amount equal to the total present value of the Payments on the date they are to be paid (after all regular income taxes but without reduction for any excise taxes imposed on golden parachute payments). Conversely, the Payments will be cut back if they exceed the Code Section 280G limit for an officer by less than 10%.

The determination of whether a Gross Up will be paid will be determined by an independent public accounting firm selected by the Partnership and reasonably acceptable to the officer.
     The applicable multiplier and number of years that medical and dental benefits will be continued will be determined based on the officer’s pay grade classification in accordance with the following chart:

Years of Medical and Dental
	Lump Sum Multiplier	Continuation
Grades 34 and 35	1 X	1 Year
Grades 36 and 37	2 X	2 Years
Grade 38 and Above	3 X	3 Years
     The foregoing description of the Policy and the CIC Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Policy and the CIC Agreement, copies of which are attached hereto as Exhibit 10.3 and Exhibit 10.4, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

10.1	—	Second Amended and Restated Credit Agreement dated February 14, 2011, among Holly Energy Partners — Operating, L.P., Wells Fargo Bank, N.A., as administrative agent and an issuing bank, Union Bank, N.A., as syndication agent, BBVA Compass Bank and U.S. Bank N.A., as co-documentation agents, and certain other lenders.

10.2	—	Form of Holly Energy Partners, L.P. Indemnification Agreement to be entered into with officers and directors of Holly Logistic Services, L.L.C.

10.3	—	Holly Energy Partners, L.P. Change in Control Agreement Policy.

10.4	—	Form of Change in Control Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOLLY ENERGY PARTNERS, L.P.
By:	HEP Logistics Holdings, L.P.,
its General Partner

By:	Holly Logistic Services, L.L.C.,
its General Partner

By:	/s/ Bruce R. Shaw
Bruce R. Shaw
Senior Vice President and Chief Financial Officer

Date:	February 18, 2011
[Signature Page]

EXHIBIT INDEX

Exhibit
Number	Exhibit Title

10.1	—	Second Amended and Restated Credit Agreement dated February 14, 2011, among Holly Energy Partners — Operating, L.P., Wells Fargo Bank, N.A., as administrative agent and an issuing bank, Union Bank, N.A., as syndication agent, BBVA Compass Bank and U.S. Bank N.A., as co-documentation agents, and certain other lenders.

10.2	—	Form of Holly Energy Partners, L.P. Indemnification Agreement to be entered into with officers and directors of Holly Logistic Services, L.L.C.

10.3	—	Holly Energy Partners, L.P. Change in Control Agreement Policy.

10.4	—	Form of Change in Control Agreement.